UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2012

GALA GLOBAL INC.

(Exact name of registrant as specified in charter)

Nevada	333-172744	42-1771014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ostwall 35, 41751 Viersen, Germany	N/A
(Address of principal executive offices)	(Zip Code)

+49-2162-450532

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01.  Changes in Control of Registrant.

On May 25, 2012, a change in control of Gala Global Inc. (the "Company") occurred when Mikhail Muyingo sold all of his 3,500,000 common shares in a private share purchase transaction to IDG Ventures Ltd. (“IDG”).  Mr. Muyingo sold his shares IDG for cash consideration of $450,000.  IDG now has voting control over 59.7% of the Company’s issued and outstanding common stock.

To the knowledge of the Company, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On May 25, 2012, the Company received a resignation notice from Mikhail Muyingo from all of his positions with the Company, including President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as Director.

Mr. Muyingo’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On May 25, 2012, the Company appointed Wolfgang Fuchs as its new President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as Director.

Since March 2012 until present, Mr. Fuchs has been the CEO of Trendcom Invest BV, a private IT company.  Since September 2009 until present, Mr. Fuchs has been the COO of Airtel GmbH, a private IT company.  From June 2011 to August 2009, Mr. Fuchs worked as the CEO of COCOM Germany AG & CO KG, a private IT company.

Mr. Fuchs will serve as our Director and officer until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between Mr. Fuchs and any other person pursuant to which he was selected as an officer or director.  There are no family relationship between Mr. Fuchs and any of our officers or directors.  Mr. Fuchs has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Item 8.01.  Other Events.

Effective May 25, 2012, the Company has moved its executive offices to Ostwall 35, 41751 Viersen, Germany.  The Company’s new telephone number is +49-2162-450532.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALA GLOBAL INC.

Date: May 31, 2012	By:	/s/ Wolfgang Fuchs
Wolfgang Fuchs, President